Exhibit 10.11

NONQUALIFIED STOCK OPTION AGREEMENT

(Conversion Replacement Award)1

THIS AGREEMENT (the “Agreement”), is made effective as of the      day of             , 2009, (hereinafter called the “Date of Grant”), between Team Health Holdings Inc., a Delaware corporation (hereinafter called the “Company”), and              (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Team Health Holdings Inc. 2009 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, on December      2009, the board of representatives of Team Health Holdings, L.L.C. (“Team LLC”) caused Team LLC to be converted into the Company (the “Corporate Conversion”);

WHEREAS, the Participant was previously granted Class B Units and Class C Units under the Team LLC 2005 Unit Plan (the “Class B and Class C Awards”) on [DATE] (the “Prior Grant Date”), which generally vested daily over the five year period from the Prior Grant Date;

WHEREAS, in connection with the Corporate Conversion, the Class B Units and Class C Units were converted into vested and unvested shares of common stock of the Company, as evidenced by restricted share Awards issued under the Plan (each a “Restricted Share Award”);

WHEREAS, in order to preserve the overall intended economic benefits of the [Class B Units] / [Class C Units], the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of              Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option shall be $             per Share (the “Option Price”).2 The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

[1]	NTD: Certain newly issued options in connection with the IPO (i.e., those not being issued in the conversion of the B and C Units for fair value) will be issued as fully vested.
[2]	For Options issued in respect of Class B Units, the Option Price will equal the offering price per share of common stock in the Initial Public Offering. For Options issued in respect of Class C Units, the Option Price will equal the offering price per share of common stock in the Initial Public Offering; provided that if the Corporate Conversion does not result in a return to the Class A Unit holders of the Preferential Return Value (as defined in the Team LLC LLC Agreement), the Option Price will be at a premium to the per share offering price to reflect the intended economics associated with the Class C Units as determined by the Team LLC Board.

2. Vesting.

(a) Subject to the Participant’s continued Employment with the Company, the Option shall vest daily over the five-year period commencing with the Prior Grant Date so that one hundred percent (100%) of the Shares initially covered by the Option shall be vested, to the extent not previously forfeited, on the fifth anniversary of the Prior Grant Date.3

At any time, the portion of the Option which has become vested and exercisable as described above (or pursuant to Section 2(c) below) is hereinafter referred to as the “Vested Portion”.

(b) If the Participant’s Employment with the Company is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).

(c) Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, the Option shall, to the extent not then vested and not previously forfeited, immediately become fully vested and exercisable.

3. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the tenth anniversary of the Date of Grant;

(ii) one year following the date of the Participant’s termination of Employment due to death or Disability;

(iii) three months following the date of the Participant’s termination of Employment by the Company without Cause; and

(iv) the date of the Participant’s termination of Employment by the Company for Cause or by the Participant for any reason.

For purposes of this agreement, “Cause” shall mean “Cause” as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or, if there shall be no such agreement, (i) the willful failure or refusal by such Participant to perform his or her duties to the Company or its Affiliates (other than any such failure resulting

[3]	See footnote 1.

from such Participant’s incapacity due to physical or mental illness), which has not ceased within ten days after a written demand for substantial performance is delivered to such Participant by the Company, which demand identifies the manner in which the Company believes that such Participant has not performed such duties; (ii) the willful engaging by such Participant in misconduct which is materially injurious to the Company or its Affiliates, monetarily or otherwise (including breach of any confidentiality or non-competition covenants to which such Participant is bound); (iii) the conviction of such Participant of, or the entering of a plea of nolo contendere by such Participant with respect to, a felony; or (iv) substantial or repeated acts of dishonesty by such Participant in the performance of his/her duties to the Company or its Affiliates. The determination of the existence of Cause shall be made by the Committee in good faith.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate option price for the Shares being purchased, or (v) through a “net settlement” as described in Section 6(c) of the Plan. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4. No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

5. Legend on Certificates. The certificates representing the Shares purchased by exercise of the Option shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

7. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under or with respect to the Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

11. Option Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as they may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Class B and Class C Awards. This Agreement, together with the Restricted Share Awards and any other Option Award granted to the Participant in connection with the Corporate Conversion, are in replacement of, and superseded in all respects, the Class B and Class C Awards; provided that, without resulting in the duplication of such benefit as provided under any other Award or agreement, in the event of a termination of the Participant’s Employment for any reason other than Cause, the Participant shall continue to be entitled to reimbursement for any U.S. federal or state income taxes paid by the Participant with respect to the fair market value of the Class B Units and Class C Units issued under the Class B and Class C Awards as of the Prior Grant Date as reported by the Participant pursuant to his or her election under Section 83 of the Code.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

Team Health Holdings Inc.

Name:
Title:

Participant

Name:

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